Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Oncocyte Corporation on Form S-3 of our report dated April 15, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Oncocyte Corporation as of December 31, 2023 and for the year ended December 31, 2023 appearing in the Annual Report on Form 10-K of Oncocyte Corporation for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Our report on the consolidated financial statements refers to a change in the method of accounting for allowance for credit losses effective January 1, 2023.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

May 10, 2024